
PSEG*
PSEG Power
PSEG Energy Holdings
PSEG Services
PSE&G
PSEG Nuclear
PSEG Fossil
PSEG ER&T
PSEG Global
PSEG Resources
Non-Power Subsidiaries
PSEG Waterford
PSEG Lawrenceburg
PSEG Power Midwest
PSEG Power Connecticut
PSEG Power NY
PSEG Power Cross-Hudson
PSEG Power In-City I

* Other direct subsidiaries of PSEG are not shown as we anticipate the merger will not affect their relative placement in the corporate structure.